Exhibit 99.1

Press Release

Niska Gas Storage Partners LLC to Participate in 2014 NAPTP MLP Annual Investor Conference

HOUSTON, Texas - May 12, 2014 — Niska Gas Storage Partners LLC (NYSE:NKA) today announced that it will be participating in the 2014 National Association of Publicly Traded Partnerships (“NAPTP”) Annual Investor Conference being held on May 21 and 22, 2014 in Ponte Vedra Beach, Florida.

At the conference, Bill Shea, Chairman, President, and Chief Executive Officer, Rick Staples, Executive Vice President and Chief Commercial Officer, and Vance Powers, Chief Financial Officer, are expected to deliver a presentation and conduct one-on-one meetings with institutional investors.

Niska will post its presentation under the “Investor Center” tab of its website the morning of Wednesday, May 21, 2014.

About Niska

Niska is the largest independent owner and operator of natural gas storage in North America, with strategically located assets in key natural gas producing and consuming regions. Niska owns and operates three natural gas storage facilities, including the AECO HubTM in Alberta, Canada; Wild Goose in California; and Salt Plains in Oklahoma. Niska also contracts for natural gas storage capacity in the U.S. Mid-continent. In total, Niska owns or contracts approximately 250 Bcf of gas storage capacity, including 154 Bcf in Alberta, 75 Bcf in California and 13 Bcf in Oklahoma.

SOURCE: Niska Gas Storage Partners LLC
Niska Gas Storage Partners LLC
Investor Relations:  Brandon Tran, 403-513-8600